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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the Closing Date (as defined below), by and between Mid-Western Aircraft Systems, Inc. a Delaware corporation (the "Company"), and Jeffrey L. Turner ("Executive").

                                    Recitals

     WHEREAS, the Company and The Boeing Company have entered into an Asset Purchase Agreement, dated as of February 22, 2005 (the "Purchase Agreement"), pursuant to which the Company will purchase substantially all of The Boeing Company's commercial aircraft operations in Wichita, Kansas and Tulsa, Oklahoma;

     WHEREAS, the Executive is currently serving as Vice President and General Manager of The Boeing Company's Wichita and Tulsa operations, and the Company desires to secure the continued employment of Executive in accordance herewith;

     WHEREAS, Executive has agreed to become the Chief Executive Officer of the Company pursuant to the terms and conditions of this Agreement; and

     WHEREAS, the parties desire to enter into this Agreement, as of the effective date of the consummation of the transactions contemplated by the Purchase Agreement (the "Closing Date"), setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined).

     NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants hereinafter, the parties hereto agree as follows:

     1. Employment. Subject to the conditions contained in Section 2 herein, at all times during the Employment Period (as hereinafter defined), the Company shall employ Executive in the capacity of Chief Executive Officer of the Company. In such capacity, Executive shall devote his full time and professional efforts to such position, shall be assigned and undertake those duties and tasks as are appropriate for a person in such position, which shall include, serving as a member of the Board of Directors of the Company (the "Board") or as an executive officer or member of the board of directors of any other affiliated company at the Company's request, and shall exercise such authority as is customarily exercised by a Chief Executive Officer of the Company subject to the overall supervision of the Board, and shall comply with all Company policies.

     2. Conditions of Employment. Notwithstanding anything contained herein, this Agreement is conditioned on and this Agreement shall be deemed canceled and of no force and effect if (a) the Purchase Agreement is terminated in accordance with its terms, or (b) Executive fails to invest at least $500,000.00 (either in personal cash holdings of Executive and/or pursuant to an election under the Company's Supplemental Executive Retirement Plan (as in effect from

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time to time, the "SERP")) in exchange for the Common Stock and/or phantom stock of the Company's parent, which investment will be matched by the Company on a basis of up to 4 to 1, subject to and in accordance with the terms and conditions of the Company's Executive Investment Plan (as in effect from time to time, the "EIP").

     3. Employment Period. The term of this Agreement shall commence as of the Closing Date and shall expire, subject to earlier termination of employment as hereinafter provided, on the third anniversary of the Closing Date ("Employment Period"); provided, however, that on the second anniversary of the Closing Date and each anniversary thereafter of such date, the Employment Period shall automatically be extended for an additional one (1) year period unless prior thereto: a) either party has given written notice to the other that such party does not wish to extend the term of this Agreement, or b) the parties have agreed to otherwise extend this Agreement.

     4. Compensation. Except as otherwise provided for herein, throughout the Employment Period the Company shall pay or provide Executive with the following, and Executive shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him throughout the Employment Period under this Agreement, including, without limitation, any services as a member of the Board (it being understood and agreed that Executive will not receive any additional compensation for serving as a member of the Board or as an officer or member of the board of directors of any other affiliated company at the Company's request):

          (a) Annual Compensation.

               (i) Base Salary: Two hundred and Sixty-Three Thousand and Four Hundred Dollars ($263,400.00) per year, to be reviewed annually by the Board (or, at the Board's direction, a committee of the Board), but the Base Salary and incentive compensation potential in the aggregate may not be reduced by the Board to a rate that is less than the highest rate Executive has attained on an annualized basis unless such reduction is part of a general salary reduction applied to members of the Company's senior management as a group.

               (ii) Annual Incentive Compensation: Executive shall be provided target incentive compensation (either in cash, phantom stock, or Common Stock of the Company's parent, as specified by the Board of Directors or administrative committee of the Company's Short-Term Incentive Plan (as in effect from time to time, the "STIP")) pursuant to the terms and conditions of the STIP. The first year incentives shall include 40% of Base Salary in cash and 40% of Base Salary in stock or phantom stock if threshold incentives are reached, 200% of Base Salary in cash and 200% of Base Salary in stock or phantom stock if target incentives are reached and awards will be doubled to 400% respectively upon achievement of outstanding goals.

          (b) Benefit Plans. Executive shall also participate in the Company's other employee benefit plans, policies, practices, and arrangements in which all senior executives are typically eligible to participate, or plans and arrangements substituted therefor or in addition thereto, including without limitation any defined benefit retirement plan, excess or


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supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor income and life insurance plan, executive financial planning program, other arrangement, or any successors thereto, the SERP, STIP, EIP, and such other benefit plans, any and all of which may be amended by the Company from time to time, (collectively hereinafter referred to as the "Benefit Plans"). The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.

          (c) Paid Time Off. Paid time off of no less than five (5) weeks per year, and all paid holidays given by the Company to its executive officers.

          (d) Fringe Benefits. All fringe benefits and perquisites all in accordance with the Company's policies as the same may be amended from time to time.

          (e) Withholding Taxes. The Company shall have the right to deduct from all payments made to Executive hereunder any federal, state, or local taxes required by law to be withheld with respect to such payments.

          (f) Expenses. During the Employment Period, the Company shall promptly pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the performance of duties hereunder in accordance with the Company's policies and procedures then in effect.

     5. Office. Throughout the Employment Period the Company shall provide an office to Executive, the location and furnishings of which shall be equivalent to or better than the offices provided to other senior executives of the Company at the primary location of Executive's employment, and the Company shall provide secretarial services and other administrative services to Executive that shall be equivalent to or better than the secretarial services and other administrative services provided to other senior executives of the Company.

     6. Termination. In addition to the termination rights in Section 2 of this Agreement, this Agreement shall terminate upon the following circumstances:

          (a) Without Cause. At any time at the election of either Executive or Company for any reason or no reason, without cause.

          (b) Cause. At any time at the election of Company for Cause. "Cause" for this purpose shall mean (i) Executive committing a material breach of this Agreement or acts involving moral turpitude, including fraud, dishonesty, disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a material breach of his duty of loyalty to Company; (ii) Executive willfully or continuously refusing to or willfully failing to perform the material duties reasonably assigned to him by the Board that are consistent with the provisions of this Agreement and not resulting from a Disability; or (iii) the inability of Executive to obtain and maintain appropriate United States security clearances. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the Board. With regard to
(iii), if Executive's failure to obtain and maintain appropriate United States security clearances is


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through no fault of his own, and such failure may be remedied without harm to the Company, then Executive will be given a reasonable time, not to exceed sixty
(60) days, to cure the breach.

          (c) Disability. Executive's death or his being unable to render the services required to be rendered by him during the Employment Period for a period of one hundred eighty (180) days during any twelve-month period ("Disability").

     7. Effect of Termination.

          (a) If Executive's employment is terminated by Executive, the Company shall pay Executive's Base Salary through point of termination and pay one half (1/2) a pro rated bonus for the time worked (in cash or stock in accordance with the STIP) at the time incentive compensation would otherwise be payable under the plan for the year of termination on the basis of the Company's performance relative to target achieved for that full year. With regard to the EIP, Executive shall be credited with years of service for vesting purposes for the time worked prior to termination, and, except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, Company shall have no further obligation to Executive.

          (b) If Executive's employment is terminated by Company for Cause, the Company shall pay Executive's Base Salary through point of termination. With regard to the EIP, Executive shall be credited with years of service for vesting purposes for the time worked prior to termination, and, except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, Company shall have no further obligation to Executive.

          (c) If Executive's employment is terminated because of the expiration of the Employment Period without renewal, Company shall (i) continue to pay Executive his Base Salary in effect immediately prior to the end of the Employment Period for a period (the "Expiry Period") equal to the greater of:
(I) 12 months from the end of the Employment Period, and (II) the duration of the Non-Competition Period (as defined below), , (ii) with regard to the STIP, pay a bonus (in cash or stock in accordance with the STIP) at the time incentive compensation would otherwise be payable under the plan for the year of termination on the basis of the Company's performance relative to target achieved for that full year, and in respect of the remainder of the Expiry Period pay a bonus at the time incentive compensation would otherwise be payable for the year or years (or part thereof) in the remaining portion of the Expiry Period on the basis that the Company achieved target for such year or years, but pro rated for the portion of each such year or years that fell within such remaining portion of the Expiry Period, and (iii) continue to pay the Medical Benefits of Executive after termination during the Expiry Period (Medical Benefits means that portion of the coverage paid by the Company for other executive officers at the level of coverage elected by Executive during his employment) or until Executive commences full time employment in an executive position with another employer, if earlier. Except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, Company shall have no further obligation to Executive.

          (d) If Executive's employment is terminated by Company prior to the expiration of the Employment Period for any reason other than Cause and for so long as Executive is not in breach of his continuing obligations under Sections 8 and 9, Company shall (i) continue to pay Executive his Base Salary in effect immediately prior to the end of the


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Employment Period for a period (the "Termination Period") equal to the greater of: (I) 12 months from the date of termination, and (II) the duration of the Non-Competition Period (as defined below, (ii) with regard to the STIP, pay a bonus (in cash or in stock in accordance with the STIP) at the time incentive compensation would otherwise be payable under the plan for the year of termination on the basis of the Company's performance relative to target achieved for the full year, and in respect of the remainder of the Termination Period pay a bonus at the time incentive compensation would otherwise be payable for the year or years (or part thereof) in the remaining portion of the Termination Period on the basis that the Company achieved target for such year or years, but pro rated for the portion of each such year or years that fell within such remaining portion of the Termination Period, (iii) with regard to the EIP, Executive shall be credited with years of service for vesting purposes for the time that would have otherwise been remaining in the Employment Period, but for the early termination, (iv) with regard to the EIP, in the event of a liquidity event (as defined in the EIP), if the return on invested capital (as defined in the EIP) is not less than 0% then Executive shall be entitled to the greater of (a) or (b) where: (a) equals the interest in shares acquired by applying the provisions of the EIP taking into account provision 7(d)(iii) above and (b) equals the interest in the shares acquired by applying the provisions of the EIP where the applicable percentage under Section 5.02.A of the EIP is 25% and the applicable percentage under Section 5.02.C. is 100%., and, (v) continue to pay the Medical Benefits of Executive after termination for twenty-four months (Medical Benefits means that portion of the coverage paid by the Company for other executive officers at the level of coverage elected by Executive during his employment) or until Executive commences full time employment in an executive position with another employer, if earlier. Except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, Company shall have no further obligation to Executive. The obligations of Sections 8 through 17 of this Agreement shall survive the expiration or termination of this Agreement.

          (e) If this Agreement is terminated because of Executive's Disability, the Company shall continue to pay (in addition to disability payments) the following until Employee reaches the age of sixty-five (65) or until Executive commences full time employment in an executive position with another employer, if earlier: Base Salary; Medical Benefits; and Life Insurance benefits as provided to other Company executive officers.

          (f) If Executive's employment is terminated because of Executive's Death, Company shall (i) continue to pay Executive's Base Salary that would have otherwise been remaining in the Employment Period, but for the early termination., (ii) with regard to the STIP, pay a bonus (in cash or in stock in accordance with the STIP) at the time incentive compensation would otherwise be payable under the plan for the year of termination on the basis of the Company's performance relative to target achieved for the full year, and one additional year at target, and, except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, Company shall have no further obligation to Executive. For purposes of vesting under the ElP, Executive shall be credited with years of service for vesting purposes for the time that would have otherwise been remaining in the Employment Period, but for the early termination. Amounts payable shall be paid to Executive's designated beneficiary under this Agreement or, if Executive has not designated a beneficiary in writing to the Company, to the personal representative(s) of Executive's estate. For purposes of this Section, Executive may designate an inter vivos revocable living grantor trust as Executive's beneficiary.


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     8. Covenant Not to Compete. Without the consent of the Company, Executive shall not directly or indirectly at any time during the Employment Period and for a period of two (2) years thereafter unless a shorter period of time is specified in writing by Company to Executive within 30 days following the termination of employment for any reason(the "Non-Competition Period"): (a) undertake employment as an owner, director, partner, officer, employee, affiliate, or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any major product or major product line of the Company ("major" meaning greater than 10% of most recent annual sales by dollar volume), the Company's parent, or any subsidiary of the Company or the Company's parent; provided, however, that Executive shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, of not greater than two percent (2%) of the outstanding securities of a company listed on or through a national securities exchange; (b) undertake the solicitation of any customer of the Company, or the Company's parent, or any subsidiary of the Company or Company's parent, except for the benefit of the Company; or (c) contact any employee of the Company, the Company's parent, or any subsidiary of the Company or Company's parent for the purpose of hiring, diverting, or otherwise soliciting employment. Notwithstanding the above, Executive shall not be deemed in violation of this
Section 8 if Executive undertakes employment with a competitor of the Company but does not participate in the activities of the competitor that compete with the Company (e.g., working in a division of a competing company where that division sells non-competitive products).

     9. Confidential Information. Without the express written consent of the Company, Executive shall not at any time (either during or after the termination of this Agreement for any reason) use (other than for the benefit of the Company) or disclose to any other business entity proprietary or confidential information concerning the Company, the Company's parent, or any of their affiliates, or the Company's, the Company's parent, or any of their affiliates' trade secrets or inventions of which Executive has gained knowledge during his employment with the Company or The Boeing Company. This Section 9 shall not apply to any such information that: a) Executive is required to disclose by law; or b) has been otherwise disseminated, disclosed, or made available to the public.

     10. Effect of Breach. Executive agrees that a breach of Sections 8 or 9 cannot adequately be compensated by money damages and, therefore, Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of either such provision, and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance.

     11. Alternative Dispute Resolution.

          (a) Mediation. Executive and the Company agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) or the dealings or relationship between Executive and the Company ("Disputes") to mediation in Chicago, Illinois and in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect. The mediation shall be private, confidential,


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voluntary, and nonbinding. Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator. The mediator shall be neutral and impartial. The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. The
Company and Executive shall pay their respective attorneys' fee and other costs associated with the mediation, and Company and Executive shall equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.

          (b) Arbitration. Subject to Section 11(a), all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Chicago, Illinois and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All matters relating to arbitration will be governed by the federal Arbitration Act (9 U.S.C. Sections 1 et. seq.) and not by any state arbitration law. The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and of this Agreement, reasonable attorneys' fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction. Except as specified above, the Company and Executive shall pay their respective attorneys' fee and other costs associated with the arbitration, and the Company and Executive shall equally bear the costs and fees of the arbitrator.

          (c) Confidentiality. Executive and Company agree that they will not disclose, or permit those acting on their behalf to disclose, any aspect of the proceedings under Section 11(a) and Section 11(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the Company or Executive, or (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award. This provision is not intended to prohibit nor does it prohibit Executive's or Company's disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or family members, provided that they comply with the provisions of this paragraph.

          (d) Injunctions. Notwithstanding anything to the contrary contained in this Section 11, the Company and Executive shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that Company and Executive must contemporaneously submit the Disputes for non-binding mediation under Section 11(a) and then for arbitration under Section 11(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.


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          (e) Reimbursement of Fees. Company shall reimburse Executive for seventy-five (75) percent of all attorneys' fees, mediator fees, and arbitrator fees incurred by Executive, regardless of the outcome of any such proceedings.

     12. Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:

     To the Company:

          Mid-Western Aircraft Systems, Inc.
          Attention: Chairman of the Board, with a copy to the Secretary 3801 South Oliver
          Wichita, KS 67210
          Facsimile Number: (316) 523-8814

     or such other person or address as designated in writing to Executive.

     To Executive:
          Jeff Turner

     at his last known residence address or to such other address as designated by him in writing to Company.

     13. Successors. Neither this Agreement nor any right or interest therein shall be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by Executive or Executive's beneficiaries or legal representatives, except by will, by the laws of descent and distribution, or inter vivos revocable living grantor trust as Executive's beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of Company, its successors and assigns, and Executive and shall be enforceable by them and Executive's heirs, legatees, legal personal representatives.

     14. Waiver, Modification, and Interpretation. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and an appropriate officer of the Company empowered to sign the same by the Board. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Kansas; provided, however, that the corporate law of the state of incorporation of the Company shall govern issues related to the issuance of shares of its Common Stock. Except as provided in
Section 11, any action brought to enforce or interpret this Agreement shall be maintained exclusively in the state and federal courts located in Chicago, Illinois. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     15. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.


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     16. Entire Agreement. This Agreement (together with the documents expressly referenced herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between the Company and Executive and may not be changed except by a writing duly executed and delivered by the Company and Executive in the same manner as this Agreement.

     17. Counterparts. Company and Executive may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     18. Conflicting Terms. If the terms of this Agreement conflict with the terms of any of the Benefit Plans, the term that provides the greatest benefit to Executive shall prevail.

     19. Miscellaneous Transfers. Upon request of Executive after the Closing Date, Company shall transfer to Executive as part of his total compensation package: a) title to automobile currently provided by Boeing (GMC Denali); and
b) ownership of country club membership.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                        Mid-Western Aircraft Systems, Inc.


                                        By: /s/ Nigel Wright
                                            ------------------------------------
                                        Name: Nigel Wright
                                        Title: Vice President

                                        "Company"


                                        /s/ Jeffrey L. Turner
                                        ----------------------------------------
                                        Jeffrey L. Turner

                                        "Executive"


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